Exhibit 99.3

The pro forma consolidated statement of financial position of Enersis Américas S.A. (“Enersis Américas”) as of June 30, 2016 has not been examined, audited or reviewed in accordance with either the standards of the American Institute of Certified Public Accountants (AICPA) or the standards of the U.S. Public Company Accounting Oversight Board (PCAOB). The pro forma consolidated statement of financial position is considered unaudited for purposes of the U.S. Securities and Exchange Commission (the “SEC”). In addition, the unaudited pro forma consolidated statement of financial position as of June 30, 2016 has been prepared in accordance the requirements of the Chilean Superintendency of Securities and Insurance (the “SVS”) and has not been prepared in accordance with Article 11 of Regulation S-X of the SEC’s rules. The unaudited pro forma consolidated statement of financial position is being filed on Form 6-K because it has been made publicly available in Chile to shareholders under Chilean law in connection with the proposed merger of Endesa Américas S.A. and Chilectra Américas S.A. with and into Enersis Américas, with Enersis Américas surviving under the name “Enel Américas S.A.”

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

INTRODUCTION TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION OF ENERSIS AMÉRICAS S.A. AND ITS SUBSIDIARIES AS OF JUNE 30, 2016

The following unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, is derived from the interim consolidated financial statements of Enersis Américas S.A. and its subsidiaries (hereinafter “Enersis Américas”) as of June 30, 2016 (hereinafter, the “historical consolidated financial information”).

The unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 has been prepared based on the requirements under Title IX, article 156, of the Chilean Corporations Act (“Reglamento de Sociedades Anónimas”). Such unaudited pro forma consolidated statement of financial position and its corresponding explanatory notes present the material effects on the historical consolidated financial information, as if the merger had occurred on June 30, 2016, based on the assumptions described in Note 2.b).

Accounting for the transaction

Enersis Américas S.A.’s Management has determined that this proposed merger of companies, if completed, should be accounted for as an equity transaction by Enersis Américas through issuance of its share to acquire the shares held by non-controlling interests in Chilectra Américas and Endesa Américas. Therefore, the pro forma consolidated financial information is prepared using the historical consolidated statement of financial position of Enersis Américas S.A. as of June 30, 2016, which has been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), following the requirements of the International Accounting Standard (IAS) No. 34, Interim Financial Reporting.

The merger process would not result in changes to the current control structure of the Enel S.p.A. Group as of the date of the merger.

The main basis of presentation determined by Management are those described in Note 2.b to the accompanying pro forma consolidated statements of financial position.

The unaudited pro forma consolidated statement of financial position of Enersis Américas is derived from the interim consolidated financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, and should be read in conjunction with the audited historical consolidated financial statements of Enersis Américas S.A. and subsidiaries and its related notes as of June 30, 2016, incorporated by reference.

The pro forma financial information included in this document is not intended to represent Enersis Américas’ financial position or the results of its operations in future periods or what the results actually would have been had the merger occurred prior to the merger date.

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

Unaudited Pro Forma Statement of Financial Position as of June 30, 2016

(In thousands of Chilean pesos)

ASSETS	Enersis Américas Consolidated Historical ThCh$	Less: Deconsolidation of Chilectra Américas, Endesa Americas and consolidation adjustments ThCh$	Enersis Américas Combined ThCh$	Chilectra Américas Consolidated ThCh$	Endesa Américas Consolidated ThCh$	Consolidation Adjustments ThCh$	Note	Enersis Américas Consolidated Historical ThCh$	Pro Forma Adjustments ThCh$	Note	Pro Forma Enersis Américas Merged ThCh$
	(1)	(2)	(3)	(4)	(5)	(6)		(7)	(8)		(9)
CURRENT ASSETS
Cash and cash equivalents	1,113,569,619	(133,223,343)	980,346,276	19,585,660	113,637,683	—		1,113,569,619	—		1,113,569,619
Other current financial assets	142,620,909	(3,351,615)	139,269,294	20,656	3,330,959	—		142,620,909	—		142,620,909
Other current non-financial assets	89,840,199	(8,182,421)	81,657,778	—	8,182,421	—		89,840,199	—		89,840,199
Trade and other current receivables	1,189,121,678	(228,346,902)	960,774,776	25,417	228,027,444	294,041	(i)	1,189,121,678	—		1,189,121,678
Account receivables from related parties	144,502,911	53,209,545	197,712,456	16,145,750	66,707,642	(136,062,937)	(i)	144,502,911	—		144,502,911
Inventories	75,897,505	(27,095,115)	48,802,390	—	27,095,115	—		75,897,505	—		75,897,505
Current tax assets	87,722,866	(3,044,045)	84,678,821	1,557,509	1,486,536	—		87,722,866	—		87,722,866
Current assets other than assets or disposal groups classified as held for sale or as held for distribution to owners	2,843,275,687	(350,033,896)	2,493,241,791	37,334,992	448,467,800	(135,768,896)		2,843,275,687	—		2,843,275,687
TOTAL CURRENT ASSETS	2,843,275,687	(350,033,896)	2,493,241,791	37,334,992	448,467,800	(135,768,896)		2,843,275,687	—		2,843,275,687

NON-CURRENT ASSETS
Other non-current financial assets	609,738,969	(1,491,012)	608,247,957	—	1,491,012	—		609,738,969	—		609,738,969
Other non-current non-financial assets	88,622,505	(1,130,895)	87,491,610	—	1,130,895	—		88,622,505	—		88,622,505
Trade and other non-current receivables	350,128,561	(218,201,571)	131,926,990	—	218,201,571	—		350,128,561	—		350,128,561
Non-current account receivables from related parties	270,698	—	270,698	—	—	—		270,698	—		270,698
Investments accounted for using the equity method	31,241,693	1,587,466,011	1,618,707,704	504,243,419	534,850,522	(2,626,559,952)	(ii)	31,241,693	—		31,241,693
Intangible assets other than goodwill	1,153,454,168	(31,531,661)	1,121,922,507	—	31,531,661	—		1,153,454,168	—		1,153,454,168
Goodwill	479,483,670	(264,848,570)	214,635,100	—	96,566,275	168,282,295	(iii)	479,483,670	—		479,483,670
Property, plant and equipment	5,024,807,458	(2,632,392,915)	2,392,414,543	—	2,632,392,915	—		5,024,807,458	—		5,024,807,458
Deferred tax assets	137,434,192	(15,792,255)	121,641,937	60,489	15,731,766	—		137,434,192	—		137,434,192
TOTAL NON-CURRENT ASSETS	7,875,181,914	(1,577,922,868)	6,297,259,046	504,303,908	3,531,896,617	(2,458,277,657)		7,875,181,914	—		7,875,181,914
TOTAL ASSETS	10,718,457,601	(1,927,956,764)	8,790,500,837	541,638,900	3,980,364,417	(2,594,046,553)		10,718,457,601	—		10,718,457,601

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

Unaudited Pro Forma Statement of Financial Position as of June 30, 2016

(In thousands of Chilean pesos)

EQUITY AND LIABILITIES	Enersis Américas Consolidated Historical ThCh$	Less: Deconsolidation of Chilectra Américas, Endesa Américas and consolidation adjustments ThCh$	Enersis Américas Combined ThCh$	Chilectra Américas Consolidated ThCh$	Endesa Américas Consolidated ThCh$	Consolidation Adjustments ThCh$	Note	Enersis Américas Consolidated Historical ThCh$	Pro Forma Adjustments ThCh$	Note	Pro Forma Enersis Américas Merged ThCh$
	(1)	(2)	(3)	(4)	(5)	(6)		(7)	(8)		(9)
CURRENT LIABILITIES
Other current financial liabilities	819,420,506	(250,675,372)	568,745,134	389,761	250,285,611	—		819,420,506	—		819,420,506
Trade and other current payables	1,396,855,255	(268,343,809)	1,128,511,446	205,621	268,138,188	—		1,396,855,255	18,499,833	(a)	1,415,355,088
Accounts payable to related parties	40,131,196	70,221,572	110,352,768	549,710	59,695,554	(130,466,836)	(i)	40,131,196	—		40,131,196
Other current provisions	103,068,360	(41,732,172)	61,336,188	3,595	41,728,577	—		103,068,360	—		103,068,360
Current tax liabilities	68,867,984	(43,364,451)	25,503,533	—	43,364,451	—		68,867,984	—		68,867,984
Other current non-financial liabilities	35,420,253	(1,806,926)	33,613,327	—	1,806,926	—		35,420,253	—		35,420,253
Current liabilities other than liabilities included in disposal groups classified as held for sale	2,463,763,554	(535,701,158)	1,928,062,396	1,148,687	665,019,307	(130,466,836)		2,463,763,554	18,499,833		2,482,263,387
TOTAL CURRENT LIABILITIES	2,463,763,554	(535,701,158)	1,928,062,396	1,148,687	665,019,307	(130,466,836)		2,463,763,554	18,499,833		2,482,263,387
NON-CURRENT LIABILITIES
Other non-current financial liabilities	1,964,388,249	(925,445,179)	1,038,943,070	—	925,445,179	—		1,964,388,249	—		1,964,388,249
Trade and other non-current payables	293,476,435	(35,396,432)	258,080,003	—	35,396,432	—		293,476,435	—		293,476,435
Non-current accounts payable to related parties	—	5,302,060	5,302,060	—	—	(5,302,060)	(i)	—	—		—
Other long-term provisions	237,782,799	(58,871,199)	178,911,600	—	58,871,199	—		237,782,799	—		237,782,799
Deferred tax liabilities	226,689,740	(150,982,120)	75,707,620	—	150,982,120	—		226,689,740	—		226,689,740
Non-current provisions for employee benefits	206,274,254	(22,515,863)	183,758,391	—	22,515,863	—		206,274,254	—		206,274,254
Other non-current non-financial liabilities	19,085,817	(17,730,977)	1,354,840	—	17,730,977	—		19,085,817	—		19,085,817
TOTAL NON-CURRENT LIABILITIES	2,947,697,294	(1,205,639,710)	1,742,057,584	—	1,210,941,770	(5,302,060)		2,947,697,294	—		2,947,697,294
TOTAL LIABILITIES	5,411,460,848	(1,741,340,868)	3,670,119,980	1,148,687	1,875,961,077	(135,768,896)		5,411,460,848	18,499,833		5,429,960,681
EQUITY
Issued capital	3,575,339,010	—	3,575,339,010	137,790,702	778,936,764	(916,727,466)	(iv)	3,575,339,010	1,046,470,168	(b)	4,621,809,178
Retained earnings	2,148,192,728	—	2,148,192,728	530,028,911	1,329,144,560	(1,859,173,471)	(iv)	2,148,192,728	—		2,148,192,728
Share premium	—	—	—	212,082	120,497,065	(120,709,147)	(iv)	—	—		—
Other reserves	(1,976,890,178)	—	(1,976,890,178)	(127,541,482)	(946,124,191)	1,073,665,673	(iv)	(1,976,890,178)	(546,816,727)	(c)	(2,523,706,905)
Equity attributable to owners of parent	3,746,641,560	—	3,746,641,560	540,490,213	1,282,454,198	(1,822,944,411)		3,746,641,560	499,653,441		4,246,295,001
Non-controlling interests	1,560,355,193	(186,615,896)	1,373,739,297	—	821,949,142	(635,333,246)	(v)	1,560,355,193	(518,153,274)	(d)	1,042,201,919
TOTAL EQUITY	5,306,996,753	(186,615,896)	5,120,380,857	540,490,213	2,104,403,340	(2,458,277,657)		5,306,996,753	(18,499,833)		5,288,496,920
TOTAL EQUITY AND LIABLITIES	10,718,457,601	(1,927,956,764)	8,790,500,837	541,638,900	3,980,364,417	(2,594,046,553)		10,718,457,601	—		10,718,457,601

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

1.	DESCRIPTION OF THE TRANSACTION

The merger is part of a reorganization (the “Reorganization”) of certain companies ultimately controlled by Enel S.p.A., an Italian electricity generation company (“Enel”), which beneficially owned 60.6% of Enersis S.A. (former corporate name of Enersis Américas S.A., hereinafter “Enersis”). The Reorganization is intended to separate the electricity generation and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries in Chile from the electricity generation, transmission and distribution businesses and related assets and liabilities of Enersis and its consolidated subsidiaries located outside of Chile (in Argentina, Brazil, Colombia and Peru).

The Spin-Off stage of the Reorganization process was carried out as follows:

The Reorganization began with spin-offs by Enersis and its subsidiaries, Chilectra S.A. (“Chilectra”) and Endesa S.A. (“Endesa”).

Each of Chilectra and Endesa effected spin-offs, resulting in the formation of Chilectra Américas S.A. (“Chilectra Américas”) as a separate new company from the spin-off by Chilectra S.A. and the formation of Endesa Américas S.A. (“Endesa Américas”) as a separate new company from the spin-off by Endesa S.A., which were allocated the equity interests and related assets and liabilities of Chilectra’s and Endesa’s businesses outside of Chile, respectively. After the spin-offs, the remaining companies, Chilectra and Endesa, comprised the equity interests and related assets and liabilities of Chilectra’s and Endesa’s businesses in Chile, respectively.

Following the Chilectra and Endesa spin-offs, Enersis carried out a spin-off, resulting in the formation of a new entity (“Enersis Chile”), which was allocated the equity interests and related assets and liabilities of Enersis’ businesses in Chile, including the equity interests in each of Chilectra and Endesa (after the spin-offs of these entities as discussed above), and certain other assets and liabilities related to them. After the spin-off, the continuing company, Enersis S.A. (which after the spin-off was renamed Enersis Américas S.A.), retained the equity interests of Enersis’ businesses outside Chile, including the businesses held by each of the new companies, Chilectra Américas and Endesa Américas, that were created as a result of the spin-offs by Chilectra S.A. and Endesa S.A., as previously discussed.

The Merger stage of the Reorganization process would be carried out as follows:

At the Extraordinary Board of Directors Meeting held on May 6, 2016, it was unanimously agreed to formally begin the Merger process in which Enersis Américas would absorb Endesa Américas S.A. (“Endesa Américas”) and Chilectra Américas S.A. (“Chilectra Américas”) by incorporation, each of which would then be dissolved without liquidation, replacing them in all their rights and obligations (the “Merger”); in line with the resolutions adopted at the Extraordinary Shareholders’ Meeting of Enersis Américas held on December 18, 2015, and according to the terms of the Merger presented in the aforementioned Meeting, particularly regarding to the following: (i) that the Merger is subject to compliance of the condition precedent in which the right to withdrawal, that the shareholders of Enersis Américas, Endesa Américas and Chilectra Américas might potentially exercise, because of the Merger, shall not exceed 10%, 7.72% and 0.91%, respectively; This, to the extent that the right to withdrawal from Enersis Américas shall not lead to any shareholder exceeding the maximum limit of 65% of share concentration of Enersis Américas after the merger is carried out; (ii) that, pursuant to the agreement adopted on November 24, 2015 by the Board of Directors of Enersis Américas, it was agreed to propose to the Board to decide on the Merger a share ratio of 2.8 of Enersis Américas shares for each

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

Endesa Américas share and 5 Enersis Américas shares for each of Chilectra Américas share; (iii) that, pursuant to the agreement adopted on November 24, 2015, complemented by another agreement adopted on December 17, 2015, the Board of Directors of Enersis Américas also announced its intention to submit a tender offer for the acquisition of shares (“OPA,” in its Spanish acronym) related to all the shares and American Depositary Receipts (“ADRs”) issued by Endesa Américas which are not owned by Enersis Américas for the price of 285 Chilean pesos and that the tender offer would be subject to the approval of the Merger by Extraordinary Shareholders’ Meetings of Enersis Américas, Endesa Américas and Chilectra Américas, and that after the legal period to exercise the right to withdrawal from Enersis Américas and Endesa Américas expires, the conditions being met that the right to withdrawal has not been exercised above a certain number or percentage of shares as relevant, and any other term and condition that will be duly established at the time of presenting such an offer; (iv) that, by the agreement aforementioned on November 24, 2015, the Chief Executive Officer (“CEO”) has been instructed that, only and exclusively under the assumption that the Merger agreements are not adopted before December 31, 2017, the compensation commitment terms should be negotiated in good faith with Endesa Chile under which the tax costs borne by Endesa Chile as a result of its division and those benefits or tax credits that Endesa Américas or Endesa Chile are to obtain as a result of this division be duly accredited and deducted and offset by the tax benefits that Enersis Américas might obtain; (v) that the controlling shareholder, Enel S.p.A. (“Enel”), through two letters dated November 25 and December 17, 2015 said, on the one hand, (a) that it considered the exchange ratio announced for the Merger suitable to the interests of all shareholders and to the companies involved in the reorganization, in such a way that it would vote in the corresponding Extraordinary Meeting of Shareholders in favor of the Merger if, before the aforementioned Meeting, the relevant supervening facts that substantially affect the referred to exchange relations have not been met prior to the shareholders meeting and on the other hand (b) that if the Merger is approved, it is Enel’s intention, as the controlling shareholder, not to carry out or propose any other corporate reorganization processes that would affect Enersis Américas for a period of no less than five years as of the time the Extraordinary Shareholders’ Meeting approves the Merger, other than the ones dealt with at the aforementioned Extraordinary Meeting of Shareholders.

As previously discussed, Enersis Americas’ Management has determined that the accounting effects of this proposed transaction and related company merger processes, if completed, should be recognized as an equity transaction by virtue of which Enersis Américas acquires the share held by non-controlling interests in Chilectra Américas and Endesa Américas through issuance of shares. Therefore, Enersis Américas shall adjust the carrying amounts of the controlling and non-controlling interests as of June 30, 2016 to reflect the changes in their relative interests in the subsidiaries merged.

The reorganization process would not result in changes to the current control structure of the Enel S.p.A. Group as of the date of the merger.

2.	BASIS OF PREPARATION AND PRESENTATION

a)	Basis of preparation:

The historical consolidated financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 that were approved by the Board of Directors at meeting held on July 27, 2016, have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), following the requirements of the International Accounting Standard (IAS) No. 34, Interim Financial Reporting.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

The accompanying unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, including its related notes, should be read in conjunction with the historical consolidated financial statements of Enersis Américas S.A. and subsidiaries as of June 30, 2016, which are incorporated by reference in this document.1

b)	Basis of preparation of the pro forma financial information:

The pro forma consolidated financial information of Enersis Américas S.A. was prepared assuming that the merger would have been approved by and effective on June 30, 2016, including the accounting effects originated through the merger.

The accompanying unaudited pro forma consolidated statement of financial position of Enersis Américas S.A. and subsidiaries as of June 30, 2016, are comprised of:

•	Unaudited pro forma consolidated statement of financial position as of June 30, 2016.

•	The related notes to the unaudited pro forma consolidated statement of financial position.

The structure for the preparation of the pro forma financial information is as follows:

1.	Enersis Américas Consolidated Historical: Corresponds to the audited historical consolidated financial information of Enersis Américas S.A. and subsidiaries, that is, the interim consolidated statement of financial position of Enersis Américas S.A. and subsidiaries as of June 30, 2016.

2.	Deconsolidation of Chilectra Américas, Endesa Américas and Consolidation Adjustments: Corresponds to the deconsolidation of Chilectra Américas S.A. and Endesa Américas S.A. Groups as of June 30, 2016, including the consolidation adjustments related to those groups.

3.	Enersis Américas Combined: Represents the consolidation of Enersis Américas S.A. stand-alone with its subsidiaries and subgroups Distrilima Group, Enel Brazil Group, Codensa Group, Dock Sud Group, Caboblanco Group, Edesur, Generalima, Cemsa and Compañía Eléctrica Veracruz S.A., that have been recognized as investments accounted for using the equity method of Enersis Américas S.A. in Chilectra Américas Group, Endesa Américas Group, Generandes Peru Group and Emgesa Group.

4.	Chilectra Américas Consolidated: Corresponds to the audited consolidated financial information of Chilectra Américas S.A. and subsidiary as of June 30, 2016, that has been submitted to the Superintendence of Securities and Insurance (SVS).

5.	Endesa Américas Consolidated: Corresponds to the audited consolidated financial information of Endesa Américas S.A. and subsidiaries as of June 30, 2016, that has been submitted to the Superintendence of Securities and Insurance (SVS).

6.	Consolidation Adjustments: The following consolidation adjustments were made:

(i)	Elimination of intercompany balances between Enersis Américas Combined and the subgroups Chilectra Américas Consolidated and Endesa Américas Consolidated;

1	These financial statements can be found at the following link:
http://www.enersisamericas.cl/es/accionistas/Paginas/accionistas-inversionistas.aspx or by requesting a physical copy from Enersis S.A., Investor Relations, Santa Rosa 76, Santiago de Chile.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

(ii)	Elimination of balances of investments accounted for using the equity method over entities consolidated within Enersis Américas Group, that have been informed by Chilectra Américas and Endesa Américas as of June 30, 2016, plus the elimination of the carrying amounts of the investments accounted for using the equity method in Enersis Américas over Chilectra Américas Group, Endesa Américas Group, Generandes Peru Group and Emgesa Group;

(iii)	Reclassification of goodwill balances from Enersis Américas’ consolidated entities, which have been recognized in the carrying amount of the investments accounted for using the equity method in Chilectra Américas Consolidated and Endesa Américas Consolidated;

(iv)	Elimination of consolidated equity of Chilectra Américas Consolidated and Endesa Américas Consolidated;

(v)	Recognition of non-controlling interests of Enersis Américas over the consolidated net equity of Chilectra Américas Consolidated and Endesa Américas Consolidated, less the direct non-controlling interests of Enersis Américas.

7.	Enersis Américas Consolidated: Corresponds to the audited consolidated historical financial information of Enersis Américas S.A. and subsidiaries as of June 30, 2016, that have been submitted to the Superintendence of Securities and Insurance (SVS). (See number 1 above)

8.	Merger or Pro Forma Adjustments: For purposes of preparing the unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016, the management has considered assumptions which have led to the recognition of certain adjustments in order to prepare the pro forma financial information (“Pro forma adjustments”), reflected in the unaudited pro forma consolidated statement of financial position of Enersis Américas. The preparation of the pro forma financial information is based on current available information and also considers certain estimates in the determination of the pro forma adjustments. Enersis Américas S.A.’s management believes that the assumptions used as well as the use of certain estimates to prepare the pro forma financial information provide a reasonable basis for presenting the significant effects related to the merger and the pro forma adjustments reflect the assumptions determined by management. The main adjustments and assumptions determined by management are described below

(a)	Trade and other current payables

Corresponds to the estimate for the tax that Enersis Américas would pay for the transfer of the investments that Chilectra Américas and Endesa Americas own in Perú. This tax, is the applicable capital gains tax under the Peruvian Income Tax Law, resulting from the transfer of the ownership interests that Chilectra Américas and Enersis Américas hold over certain subsidiaries of Enersis Américas in that country, that would be transferred to Enersis Américas S.A. in the proposed merger. The tax is calculated as the difference between the disposal tax value and the acquisition cost of the ownership interests previously mentioned.

(b)	Issued capital

Represents the capital increase, in terms of shares required to be issued by Enersis Américas as consideration of the exchange ratio for each share of Endesa Américas and Chilectra Américas in connection with the proposed merger. The amount of the capital increase was determined based on the quoted market value of Ch$113.35 per share of Enersis Américas as of June 30, 2016, that the shareholders of Endesa Américas and Chilectra Américas would receive as consideration for the merger, based on the exchange ratio to be proposed of 2.8 shares of Enersis Américas per each share of Endesa Américas, and of 4.0 shares of Enersis Américas per each share of Chilectra Américas.

ENERSIS AMERICAS S.A. AND ITS SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

The English version of this report is provided solely for the convenience of non-Spanish readers as a free translation from the Spanish language original, which is the official and binding version

(c)	Other reserves

Represents the recognition of the difference between the capital increase in Enersis Américas, if the merger is completed, and the carrying amount of the non-controlling interests that will become part of the share capital in the net equity attributable to the owners of Enersis Américas after completion of the proposed merger. The difference between the fair market value of the consideration received or paid and the amount by which the non-controlling interests is adjusted is being recognized in net equity attributable to the owners of Enersis Américas.

The following table sets for the tax effect that would be recognized in other reserves:

Concept	ThCh$
Equity effect of the acquisition of non-controlling interests through issuance of shares of Enersis Américas	(528,316,894)
Tax to be paid for transferring investments (Peru) (See (a))	(18,499,833)
Total	(546,816,727)

(d)	Non-controlling interests

Represents the elimination of the carrying amount of the non-controlling interests that, if the proposed merger is eventually completed, will become direct shareholders of Enersis Américas’ share capital, as a result of the proposed merger.

9.	Enersis Américas Pro-Forma Merged: Corresponds to the pro forma consolidated financial information of Enersis Américas S.A. and its subsidiaries as of June 30, 2016 assuming that the merger with Chilectra Américas and Endesa Américas had been effective on June 30, 2016, including the accounting effects from that merger.

3.	SUMMARY OF ACCOUNTING POLICIES

The accounting policies used in preparing these unaudited pro forma consolidated statement of financial position of Enersis Américas as of June 30, 2016 are the same as those used in preparing the audited consolidated historical financial statements of Enersis Américas S.A. and its subsidiaries as of June 30, 2016, except for certain items that were subject to the merger pro forma adjustments as mentioned in Note 2.b.

*****